As filed with the Securities and Exchange Commission on August 13, 2021

File No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1959440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive, Suite 300, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan

Non-plan stock options
(Full title of the plan(s))

Cynthia W. Hu

COO (U.S.), General Counsel and Secretary

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

(Name and address of agent for service)

(240) 864-2600

(Telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz

Arnold & Porter

601 Massachusetts Ave, NW

Washington, DC 20001

(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

Calculation of Registration Fee
Title of Securities to be Registered	Amount of Securities to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	14,273,327(2)	$1.175(5)	$16,771,159.23(5)	$1,829.73(5)
Common Stock, $.01 par value, to be issued upon the exercise of options granted outside the Plan	4,000,000(3)	$2.85	$11,400,000	$1,243.74
Common Stock, $.01 par value, to be issued upon the exercise of options granted outside the Plan	8,000,000(4)	$1.73	$13,840,000	$1509.95
TOTAL	26,273,327	-	$42,011,159.23	$4,583.42

(1) In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Up to 14,273,327 shares to be issued upon exercise of options and pursuant to other awards of common stock granted under the CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan (the “Plan”).

(3) Up to 4,000,000 of the registrant’s common stock subject to an outstanding option granted outside of any option plan and approved by stockholders at the registrant’s 2019 Annual Meeting of Stockholders.

(4) Up to 8,000,000 shares that may be issued upon the exercise of stock options granted outside of the Plan and approved by stockholders at the 2021 Annual Meeting of Stockholders.

(5) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h). The offering price per share and aggregate offering price are based upon $1.175, which is the average of the high and low sales price per share of the Company’s common stock on August 11 2021 as reported on the Nasdaq Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by CASI Pharmaceuticals, Inc. (the “Company” or “Registrant”) to register 14,273,327 shares of common stock under the Securities Act of 1933, as amended (the “Act”) to be issued upon the exercise of options and pursuant to other awards of common stock that may be granted under the CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) and up to 4,000,000 shares and 8,000,000 shares that may be issued upon the exercise of stock options granted outside of the Plan and approved by stockholders at the 2019 Annual Meeting of Stockholders and 2021 Annual Meeting of Stockholders, respectively.

As of the date of its termination, 10,726,673 shares of common stock remained available for issuance under the 2011 Long-Term Incentive Plan (the “2011 Plan”) and 15,985,488 shares of common stock were subject to outstanding awards under the 2011 Plan (collectively, the “2011 Plan Shares”). Awards granted under the 2011 Plan will remain outstanding in accordance with their terms.

In connection with the 2011 Plan, the Registrant previously filed with the Securities and Exchange Commission Form S-8 Registration Statements on April 19, 2013 (File No. 333-228980), December 13, 2017 (File No. 333-222043), and December 21, 2018 (File No. 333-188042) (the “Prior Registration Statements”). Concurrently with the filing of this Registration Statement, the Registrant is filing Post-Effective Amendments to the Prior Registration Statements to cover the issuance of the 2011 Plan Shares under the 2021 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act excluding portions thereof deemed to be “furnished” to the SEC pursuant to Item 2.02, Item 7.01 or Item 9.01 of a Current Report on Form 8-K) between the date of this Registration Statement and the termination of the offering of the securities.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including Amendment No.1 thereto.

2.	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021.

3.	The Company’s Current Reports on Form 8-K, filed on January 28, 2021, February 10, 2021, March 8, 2021, March 23, 2021, March 25, 2021, March 26, 2021, April 30, 2021, June 16, 2021 (as amended on Form 8-K/A on June 21, 2021), and July 28, 2021.

4.	The description of the Company’s common stock which is filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not a party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability. The Registrant has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of the Registrant’s officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, the Amended and Restated Certificate of Incorporation limits the liability of directors for monetary damages. The effect of this provision is to eliminate the Registrant’s and its stockholders’ rights to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in certain limited situations. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws. The Registration has purchased an insurance policy that purports to insure its officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing descriptions are only general summaries. For additional information see the full text of the Registrant’s Restated Certificate of Incorporation, filed on November 12, 2019 as Exhibit 3.1 to its Quarterly Report on Form 10-Q, which is incorporated herein by reference, and the Registrant’s Amended and Restated Bylaws filed on February 10, 2021 as Exhibit 3.2 to Amendment No. 1 to its September 30, 2020 Quarterly Report on Form 10-Q which is incorporated herein by reference.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Arnold & Porter Kaye Scholer LLP (Filed herewith).

10.1	CASI Pharmaceuticals, Inc. 2021 Long Term Incentive Plan, as amended* (previously filed with, and incorporated herein by reference to the Company’s Definitive Proxy Statement filed on May 10, 2021).*

23.1	Consent of KPMG Huazhen LLP dated August 13, 2021 (filed herewith).

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1 hereto).

* Management Contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on August 13, 2021.

DATE: August 13, 2021	By:	/s/ Cynthia W. Hu
	Name:	Cynthia W. Hu
	Title:	COO (U.S.), General Counsel & Secretary

We, the undersigned directors and officers of CASI Pharmaceuticals, Inc., a Delaware corporation, do hereby constitute and appoint Larry Zhang, President, and Cynthia W. Hu, COO (U.S.), General Counsel & Secretary, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the SEC, in connection with this registration statement, or any registration statement for this offering under the Securities Act, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Wei-Wu He	Chairman and Chief Executive Officer	August 13, 2021
Wei-Wu He	(Principal Executive Officer)
/s/ Larry (Wei) Zhang	President (Principal Financial Officer)	August 13, 2021
Larry (Wei) Zhang
/s/ James Z. Huang	Director	August 13, 2021
James Z. Huang
/s/ Franklin C. Salisbury	Director	August 13, 2021
Franklin C. Salisbury
/s/ Rajesh C. Shrotriya	Director	August 13, 2021
Rajesh C. Shrotriya
/s/ Y. Alexander Wu	Director	August 13, 2021
Y. Alexander Wu
/s/ Quan Zhou	Director	August 13, 2021
Quan Zhou